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                                                                    EXHIBIT 11.1

SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
(000's EXCEPT PER SHARE DATA)

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
                                                                                                     FOR THE PERIOD FROM
                                                                                                     SEPTEMBER 13, 1996
                                     NINE MONTHS ENDED     THREE MONTHS ENDED    SIX MONTHS ENDED      (INCEPTION) TO
                                     SEPTEMBER 30, 1997    SEPTEMBER 30, 1997     JUNE 30, 1997       DECEMBER 31, 1996
                                     ------------------    ------------------    ----------------    -------------------

Net income (loss)                         $ (702)                $ 177               $ (879)               $ (302)
Weighted average common shares             3,767                 3,767                3,767                 3,767
Common equivalent shares:
  Dilutive Stock options                      77                    77                   77                    77
  Dilutive Warrants                          429                   429                  429                   429
                                          ------                 -----               ------                ------
Common and common equivalent shares        4,273                 4,273                4,273                 4,273
                                          ======                 =====               ======                ======

Earnings (loss) per common and
  common equivalent share                 $(0.16)                $0.04               $(0.21)               $(0.07)
                                          ======                 =====               ======                ======

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